EXHIBIT 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 29, 2026 (the “Effective Date”), is made by and among Coastal Financial Corporation (the “Company”), Everett, Washington, and Christopher D. Adams (the “Executive”).
WHEREAS, the Company desires to hire the Executive as Executive Chair of the Company, and the Executive desires to accept an offer of employment to serve as Executive Chair of the Company; and
WHEREAS, the parties desire to enter into an employment relationship on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows.
1.POSITION.
During the period of his employment hereunder, the Executive agrees to serve as Executive Chair of the Board of Directors of the Company (the “Board”).
2.TERM AND DUTIES.
(a)The term of this Agreement will commence as of the Effective Date and will continue until the fifth (5th) anniversary of the Effective Date (the “Initial Term”). This Agreement will renew automatically for additional, successive twelve (12) month periods (each, a “Renewal Term”, and collectively with the Initial Term, the “Term”) unless the Executive, on the one hand, or the Company, on the other hand, delivers notice of intent not to renew at least ninety (90) days prior to the applicable renewal date. The Term may be terminated in accordance with Sections 4 and 5.
(b)During the period of his employment hereunder, except for periods of absence occasioned by illness, vacation periods, and approved leaves of absence, the Executive will devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, that are consistent with his role as Executive Chair; provided, however, that, from time to time, the Executive may, subject to the Executive’s obligations hereunder (including Section 6) and contingent upon the prior written approval of the Board, such approval not to be unreasonably withheld or delayed, serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not materially affect the performance of the Executive’s duties pursuant to this Agreement. The duties of the Executive as Executive Chair will be as directed by the Board.
3.COMPENSATION AND REIMBURSEMENT.
(a)The compensation specified under this Agreement will constitute the salary and benefits paid for the duties as Executive Chair described in Sections 1 and 2. The Company will pay the Executive as compensation a base salary of $750,000 per year (“Base Salary”), less deductions and withholdings. Such Base Salary will be payable in accordance with the customary payroll practices of the Company. The Compensation Committee of the Board (the “Committee”)

will review the Executive’s Base Salary at least annually and may increase, but not decrease, the Executive’s Base Salary based on such review. Any increase in salary after the Effective Date will constitute the Base Salary for purposes of this Agreement. For purposes of this Agreement, any decisions, duties and actions specified for the Committee may be taken or fulfilled by the Board or such other committee that may be established by the Board.
(b)The Executive will be eligible to participate in or receive benefits under any employee benefit plan including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, life insurance, health insurance, or any other employee benefit plan or arrangement made available by the Company currently or in the future to its senior executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. The Company reserves the right to amend or terminate its plans and programs at any time, or to change the portion of the cost of coverage that the Company pays.
(c)The Company will reimburse the Executive for reasonable, business-related travel and entertainment expenses upon the presentation of appropriate receipts, in accordance with the Company’s reimbursement policies and procedures. The Company will reimburse the Executive for reasonable expenses for the Executive and the Executive’s spouse to attend industry-related meetings, including registration fees and travel expenses, in accordance with budgetary constraints.
(d)The Company will provide the Executive with a cellular telephone and laptop computer and mobile and home data connections in accordance with the Company’s internal IT policy.
(e)The Executive will be entitled to five (5) weeks’ paid vacation annually.
(f)The Company will reimburse the Executive up to $500 per month (or such other amount as may be approved by the Committee from time to time) toward the premium for a life insurance policy on the life of the Executive payable to the Executive’s designated beneficiary.
(g)The Company will furnish payments for reasonable annual dues for industry certifications (including payment for continuing education requirements associated with such certifications), associations, and memberships, including, but not limited to, membership dues at a country club of the Executive’s choosing.
4.TERMINATION OF EMPLOYMENT.
(a)Death or Disability. The Executive’s employment will terminate automatically upon the Executive’s death. If the Company determines in good faith that a Disability (as defined in Section 5(b)(iii) below) of the Executive has occurred during the Term, the Company may give to the Executive written notice of intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company will terminate effective on the thirtieth (30th) day after receipt by the Executive of such written notice, provided that, within the thirty (30) days after such receipt, the Executive will not have returned to full-time performance of the Executive’s duties.

(b)Termination by the Company. The Company may terminate the Executive’s employment during the Term, with or without Cause (as defined in Section 5(b)(i) below), immediately on written notice to the Executive if with Cause or after thirty (30) days’ written notice if without Cause.
(c)Termination by the Executive. The Executive’s employment may be terminated by the Executive for any reason or no reason by delivering a Notice of Termination (as defined in Section 4(d) below) to the Company at least one hundred eighty (180) days prior to the desired termination date. During such notice period, and at the sole discretion of the Company, the Executive may be relieved of all duties or prohibited from physically working at the Company’s offices so long as the Executive continues to be paid his Base Salary and receive any other amounts owed under this Agreement during such notice period.
(d)Notice of Termination. Any purported termination will be communicated by a Notice of Termination by the Executive to the Company, or by the Company to the Executive, as applicable. For purposes of this Agreement, a “Notice of Termination” will mean a written notice which will indicate the specific termination provision in this Agreement relied upon and, if applicable, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
5.OBLIGATIONS OF THE COMPANY UPON TERMINATION.
(a)Termination for Any Reason. If the Executive’s employment terminates for any reason, the Company will have no further obligations to the Executive or the Executive’s estate, beneficiary or legal representatives, other than to pay the Executive or his estate, beneficiary or legal representatives, as applicable, (i) the unpaid Base Salary earned by the Executive through the effective date of the Executive’s termination of employment with the Company (the “Termination Date”) and any vacation pay, expense reimbursements and cash entitlements accrued by the Executive that are payable pursuant to the Company’s policies as of such date, which payment will be made within fifteen (15) days of termination (subject to receipt of required substantiation, as applicable) or earlier if required by law, and (ii) any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, contract or agreement of the Company and its affiliated companies and in accordance with the terms thereof, including, but not limited to, any amounts payable under any deferred compensation arrangements or agreements between the Executive and the Company, or other benefit plans, in accordance with the terms of such plans, programs, policies, contracts or agreements (clauses (i) and (ii), collectively, the “Accrued Benefits”). In the event of the Executive’s death prior to payment of the Accrued Benefits, such payments and benefits will be provided to the Executive’s estate or beneficiary.
(b)Definitions of Terms.
(i)“Cause” will exist if there is (A) a material neglect by the Executive of his assigned duties, which includes but is not limited to any failure to follow the written direction of the Board or to comply with the Company’s code of ethics or written policies, or repeated refusal by the Executive to perform his assigned duties, in each case other than by reason of Disability; provided that Cause will not exist if such failure or refusal, if curable, is cured by the Executive within thirty (30) days following receipt of written notice of such failure or refusal from the Board; (B) the commission by the Executive of any act of fraud or embezzlement against the Company or any of its affiliates or the commission of any felony or act involving dishonesty; (C) the commission by the Executive of any breach of fiduciary duty or act of moral turpitude which causes harm to the Company or any of its affiliates; (D) a material breach by the Executive of the terms of this Agreement or any other confidentiality, non-disclosure or restrictive covenant agreement of the Executive with the Company; (E) the Executive’s commencement of employment with another company while he is an employee of the Company without the prior consent of the Board; or (F) a final cease and desist order issued against the Executive directly (or if indirectly then the Board will have the discretion to determine if the Executive will be held accountable by defining it as Cause).
(ii)“Change in Control” means the occurrence of any one or more of the following events:
(A)Merger. The Company merges into or consolidates with another entity, or merges another entity into the Company and, as a result, less than a majority of the combined voting power of the resulting entity or, if applicable, the ultimate parent thereof, immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;
(B)Acquisition of Significant Share Ownership. The acquisition by any person (within the meaning of Section 13(d) of the Securities Exchange Act, as amended), other than any employee benefit plan or trust maintained by the Company, of fifty percent (50%) or more of the combined voting power entitled to vote generally in the election of directors of the Company’s then outstanding voting securities;
(C)Change in Board Composition. During any period of two (2) consecutive years, individuals who constitute the Board at the beginning of the two (2)-year period cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this clause (C), each director who is first elected by the Board (or first nominated by the Board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two (2)-year period will be deemed to have also been a director at the beginning of such period, including for purposes of this proviso; or
(D)Sale of Assets. A sale, transfer, or other disposition of all or substantially all of the assets of the Company which is consummated and immediately following which the persons who were the owners of the Company immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of

(1) the entity or entities to which such assets or ownership interest are sold or transferred or (2) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in clause (1).
Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred unless it also constitutes “a change in the ownership or effective control” of the Company, or “a change in the ownership of a substantial portion of the assets” of the Company, within the meanings set forth in Section 409A of the Internal Revenue Code, as amended (the “Code”) and the rules, regulations and guidance promulgated thereunder and issued by the Department of the Treasury.
(iii)“Disability” means a determination by the Social Security Administration of the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
(iv)To the extent any definition herein differs in a material way from the definitions of the same term in other agreements relating to the Executive’s employment or benefits, the definitions herein will control.
6.CONFIDENTIALITY AND RESTRICTIVE COVENANTS.
(a)Assignment of Intellectual Property. To the extent ownership of any of the following does not automatically vest in the Company as a “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. 101 et seq.), the Executive hereby irrevocably assigns and transfers (and, to the extent any such assignment cannot be made at present under applicable law, will irrevocably assign and transfer, for no additional consideration) to the Company all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements, data, processes, techniques, methods or trade secrets, whether or not patentable or registrable under copyright or similar laws, or other intellectual property, including any rights in or to any databases and collections of data (including training, test or validation data), research, product or service ideas or plans, documentation and designs, developments, inventions and techniques (collectively, referred to as “Inventions”), in each case, which the Executive may solely or jointly invent, conceive, improve, develop or reduce to practice, or cause to be invented, conceived, improved, developed or reduced to practice, during the period of the Executive’s employment with the Company, together with all intellectual property therein or thereto (collectively, the “Assigned Inventions”). During and after the Term, Executive will execute and deliver any documents and perform any other acts that the Company may reasonably request in connection with applying for, obtaining, perfecting, evidencing, maintaining and enforcing such intellectual property rights and the assignment thereof. Assigned Inventions do not include an Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless the Invention (i) relates (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development or (ii) results from any work performed by Executive for the Company. The Executive further acknowledges that all

Assigned Inventions are “works made for hire” (to the greatest extent permitted by applicable law) as defined in the Copyright Act of 1976 (17 U.S.C. 101 et seq.). To the extent permitted by applicable law, Executive also hereby irrevocably waives and agrees never to assert any and all rights of attribution or other moral rights that Executive may have in or with respect to any Assigned Inventions.
(b)License of Intellectual Property. Executive hereby grants to the Company a royalty-free, fully paid-up, irrevocable, perpetual, transferable, worldwide, license, with the right to grant sublicenses, to use, modify, and otherwise exploit any and all intellectual property owned or controlled by Executive that is not assigned to or owned by the Company hereunder to the extent such intellectual property is used or otherwise exploited (or incorporated into any Assigned Invention) by or at the direction of Executive in performing services for the Company.
(c)Return of Company Assets. Upon cessation of his employment, or as otherwise reasonably requested by the Company, the Executive will return to the Company all documents, information and other property of the Company or of any Affiliate that is in his possession or control, including, but not limited to, documents and files (whether paper or electronic); keys, passes and key cards; and computers, portable hard drives, and other office equipment. Upon cessation of his employment, the Executive will cooperate with the Company to transfer possession of an automobile owned or leased by the Company and used by the Executive during the Term.
(d)Confidentiality. The Executive agrees that, during and after the Term, he will not disclose, nor will he use for the benefit of himself or any other person, any of the non-public information regarding the business of the Company or any Affiliate to which he was entrusted with access during his employment (the “Confidential Information”), including but not limited to: (i) customer information, including customer lists and other nonpublic information regarding customers, such as customer contact information; contract terms; customer files; information regarding customer history, needs and preferences; and information designated by customers to be kept confidential; (ii) financial information, such as financial plans and earnings and other performance figures; cost and profitability information; and pricing; (iii) strategies, marketing and other strategic plans; and (iv) personnel files and information. Confidential Information does not include any information that is, or becomes, in the public domain through no disclosure or other action (whether direct or indirect) by the Executive. The obligations in this Section 6(d) with respect to a particular piece of Confidential Information will remain in effect until that piece of information enters the public domain through no breach of contract, duty or other obligation. The Executive will not, during or after the Term, disclose any knowledge of the past, present, planned or considered business activities of the Company or any Affiliate to any person, firm, corporation or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company. Nothing in this Agreement or in any agreement between the Executive and the Company prohibits the Executive from (A) voluntarily communicating with the Executive’s attorney; (B) initiating communications with, responding to an inquiry from, volunteering information to, providing testimony before, or participating in any investigation or proceeding before the Securities and Exchange Commission (the “SEC”), Equal Employment Opportunity

Commission, the National Labor Relations Board, the Department of Justice, Congress, or any federal or state agency, governmental body, or law enforcement, regulatory or self regulatory authority, regarding this Agreement and its underlying facts and circumstances, or in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law, without prior notice to or authorization from the Company to make any such reports or disclosures or to participate or cooperate in this way; (C) testifying in or disclosing information to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Company prior to any such disclosure to the extent legally permitted); (D) reporting securities law violations to the SEC under the Dodd-Frank Act, and recovering a whistleblower award as permitted under applicable law; and (E) disclosing or discussing conduct, or the existence of a settlement involving conduct, that the Executive reasonably believes under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, in each case, without advance notice to the Company (collectively, the “Permitted Disclosures”). In addition, the Executive understands that the Executive may be entitled to immunity from liability under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b) for certain disclosures of trade secrets, provided that such disclosure (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and the Executive does not disclose the trade secret except pursuant to court order.
(e)Non-Solicitation. During the Term and for a period of eighteen (18) months following the Termination Date, the Executive will not, directly or indirectly, do the following, nor will the Executive assist, encourage or advise any other person or entity to do the following:
(i)solicit or induce any Restricted Customer (as defined in Section 6(g)(iii) below) to cease doing business with the Company or any Affiliate, or otherwise interfere with the relationship between a Restricted Customer and the Company or any Affiliate;
(ii)recruit, hire, or employ any Restricted Person (as defined in Section 6(g)(iv) below);
(iii)recommend, suggest or interview for employment any Restricted Person; or
(iv)solicit, advise, encourage or induce any Restricted Person to terminate his or her engagement with the Company or any Affiliate.
(f)Non-Disparagement. Subject to the Permitted Disclosures, during the Term and at all times thereafter, the Executive will not himself, and will not encourage or assist others to, in verbal, written or any other form in any medium (including, but not limited to, television or radio, newspapers, magazines, computer networks, social media, or bulletin boards, statements to the media, or any other form of communication), make false statements about, disparage, defame, impugn, or otherwise damage or assail the reputation, integrity or professionalism of the Company or any Affiliate, or any of their respective directors, officers, employees, representatives, businesses, products, services or activities. The Company will instruct its respective executive officers and directors to not, and to not encourage or assist others to, in verbal, written or any other form in any medium (including, but not limited to, television or radio, newspapers, magazines, computer networks, social media, or bulletin boards, statements to the media, or any other form of communication), make false statements about, disparage, defame, impugn, or otherwise damage or assail the reputation, integrity or professionalism of the Executive. However, nothing in this Section 6(f) will be deemed to preclude any person or entity subject to this Section 6(f) from providing truthful testimony or information pursuant to a validly issued subpoena or court order. Additionally, nothing in this Section 6(f) will prohibit the Company or any of its respective officers, directors, or employees from: (i) defending any legal or arbitral action brought against the Company or any of its Affiliates, or any of its respective officers, directors, or employees; (ii) accurately completing and delivering performance reviews of the Executive; or (iii) making such disclosures to shareholders as are required by law and consistent with applicable fiduciary responsibilities.
(g)Definitions. The following terms have the meanings assigned below:
(i)“Affiliate” as used in this Section 6 means any subsidiary or parent company of the Company.
(ii)“Lookback Period” means the twelve (12) month period immediately preceding the Termination Date.
(iii)“Restricted Customer” means any and all persons or entities who were customers of the Company or any Affiliate as of or within the Lookback Period.
(iv)“Restricted Person” means any person who provided services to the Company or an Affiliate (whether as an employee, agent, independent contractor, or otherwise) as of or within the Lookback Period.
(h)Acknowledgments. The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and its Affiliates, as they may exist from time to time, is a valuable, special and unique asset of the business of the Company. The Executive agrees that the Company has provided new and independent consideration for the covenants contained in this Section 6, to which the Executive would not otherwise be entitled and the sufficiency of which he recognizes and acknowledges. The Executive agrees that the length and scope of the covenants in Section 6 are necessary to protect the Company’s business and goodwill. In particular, the Executive agrees that the “banking as a service” business of the Company and its Affiliates has a nationwide geographic scope and that such business would be irreparably harmed if the Executive were to compete within that field anywhere in the United States. The Executive represents that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business, engaged in other lines and/or of a different nature than the Company, and that the enforcement of the covenants herein will not prevent the Executive from earning a sufficient livelihood.
(i)Remedies. The parties hereto, recognizing that irreparable injury will result to the Company, its business and property in the event of the Executive’s breach of this Section 6 agree that in the event of any such breach by the Executive, the Company will be entitled, in addition to any other remedies and damages available, to temporary, preliminary and post-trial injunctive relief to restrain the violation hereof by the Executive, the Executive’s partners, agents, servants, employers, employees and all persons acting for or with the Executive, which may include (but is not limited to) restraining the Executive from rendering any services to any person, firm, corporation, other entity to whom knowledge of the past, present, planned or considered business activities of the Company or its Affiliates, in whole or in part, has been disclosed or is threatened to be disclosed. Such injunctive relief will be available without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.
(j)Tolling. In the event that the Executive is found to have breached any covenant in this Agreement, the time period provided for in that covenant will be tolled (i.e., it will not run) for so long as the Executive is in violation of that covenant.
7.EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.
This Agreement contains the entire understanding between the parties hereto and supersedes all prior discussions and agreements (except as explicitly provided herein) relating to the subject matter herein. No provision of this Agreement will be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.
8.TAXES.
All compensation and benefits provided under this Agreement or otherwise by the Company will be subject to applicable tax withholding.
9.MANDATORY REDUCTION OF PAYMENTS IN CERTAIN EVENTS.
(a)Notwithstanding anything in this Agreement to the contrary, in the event it will be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code, (the “Excise Tax”), then, prior to the making of any Payments to the Executive, a calculation will be made comparing (i) the net after-tax benefit to the Executive of the Payments after payment by the Executive of the Excise Tax, to (ii) the net after-tax benefit to the Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments will be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, will be made by first reducing cash Payments against the latest amounts to be paid and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value (as defined below) to actual present value of such Payments as of the date of the Change in Control, reducing the latest amounts to be paid first, as determined by a nationally recognized accounting firm or an accounting firm specializing in Section 280G chosen by the Company (the “Determination Firm”).

For purposes of this Section 9, present value will be determined in good faith in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 9, the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(b)All determinations required to be made under this Section 9, including whether an Excise Tax would otherwise be imposed, whether the Payments will be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, will be made in writing in good faith by the Determination Firm which will provide detailed supporting calculations to the Company and the Executive as soon as practicable following the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Company and in no event later than thirty (30) days following the receipt of such notice from the Executive. All fees and expenses of the Determination Firm will be borne solely by the Company. Any determination by the Determination Firm will be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 9(a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Executive but no later than March 15 of the year following the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.
10.COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.
(a)It is the intent of the Company that the payments and benefits provided under this Agreement will be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Code (“Section 409A”). Any benefits or payments provided under this Agreement or otherwise provided by the Company to the Executive are intended to be separate payments (as such term is defined under Section 409A), and are also intended to qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay or other exceptions to maximum extent possible or otherwise comply with Section 409A. This Agreement will be construed, administered, and governed in a manner that effects such intent, and the Company will not take any action that would be inconsistent with such intent; provided that in no event will the Company be responsible for any 409A penalties that arise in connection with any amounts payable under this Agreement. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon the Executive.
(b)If neither the “short-term deferral” nor the involuntary separation pay exceptions to Section 409A described above applies to a benefit, payment, or reimbursement under this

Agreement, and such benefit, payment or reimbursement is not otherwise exempt from Section 409A, then notwithstanding any provision in this Agreement to the contrary, the remaining provisions of this Section 10 will apply.
(i)If the Executive is a “specified employee,” within the meaning of Section 409A as determined under the Company’s policy for identifying specified employees on the Termination Date, then to the extent required in order to comply with Section 409A, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six (6) months following such Termination Date will be accumulated through and paid or provided (together with interest on the delayed amount at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Termination Date) within thirty (30) days after the first business day following the six (6) month anniversary of such Termination Date (or, if the Executive dies during such six (6)-month period, within thirty (30) days after the Executive’s death).
(ii)To the extent required to comply with Section 409A, any reimbursement of expenses pursuant to this Agreement that is not excluded from the Executive’s income will be subject to the following requirements: (A) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (B) the reimbursement of the eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (C) the right to reimbursement is not subject to liquidation or exchange for another benefit.
11.NO ATTACHMENT; SUCCESSORS AND ASSIGNS.
(a)Except as required by law, no right to receive payments under this Agreement will be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action will be null, void, and of no effect.
(b)This Agreement will be binding upon, and inure to the benefit of, the Executive and the Company and their respective successors and assigns. The Company may assign this Agreement to any purchaser of all or substantially all of its assets without notice to or consent from the Executive. The Executive may not assign this Agreement.
12.MODIFICATION AND WAIVER.
(a)Except for the judicial or arbitral modification allowed by Section 13, this Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b)No term or condition of this Agreement will be deemed to have been waived, nor will there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver will be deemed a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
13.SEVERABILITY.
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity will not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part will to the full extent consistent with law continue in full force and effect. If any one or more of the provisions contained in this Agreement will for any reason be held by a court of competent jurisdiction or arbitrator to be excessively broad (for example as to temporal or geographic scope), that court or arbitrator will construe, modify, limit, and enforce such provision to the extent allowed by applicable law as it then will appear in such jurisdiction, without affecting the enforceability of any part of this Agreement in any jurisdiction or proceeding.
14.HEADINGS FOR REFERENCE ONLY.
The headings of sections and paragraphs herein are included solely for convenience of reference and will not control the meaning or interpretation of any of the provisions of this Agreement.
15.GOVERNING LAW; VENUE AND JURISDICTION.
(a)This Agreement will be governed by the substantive laws and procedural provisions of the State of Washington, including, without limitation, its statutory and case law of privilege, unless otherwise specified herein; provided, however, that in the event of a conflict between the terms of this Agreement and any applicable federal or state law or regulation, the provisions of such law or regulation will prevail.
(b)If requested by the Company or the Executive, any unresolved controversy or claim arising from or related to this Agreement or breach hereof will be resolved by use of mediation initially, and if that fails to resolve the matter, by arbitration. Mediation will be in Seattle, Washington, before a mediator qualified in mediation of employment matters agreed upon by the parties. If the parties cannot agree on a single mediator, each party must select one (1) mediator and those two (2) mediators will select a third (3rd) mediator. This third (3rd) mediator will hear the dispute. There will be only one mediator. The parties will use best efforts to obtain a mediator and complete the mediation within thirty (30) days from the date of request for mediation. If the mediation has not been completed within forty-five (45) days from the date of request for mediation, any party may, by notice to all other parties and the American Arbitration Association (the “AAA”), forgo mediation and move directly to arbitration under the AAA National Rules for the Resolution of Employment Disputes (or under any other form of arbitration mutually acceptable to the parties); provided, however, that such arbitration will be before one (1) arbitrator, and will be in Seattle, Washington. Also, by written agreement signed by the Company and the Executive, the parties hereto may agree to forgo mediation, may make any agreement regarding scheduling of the mediation or the arbitration process, discovery or hearing, which agreement will be binding on the mediator or arbitrator, despite any AAA rule to the contrary. In any arbitration, if the Executive is the prevailing party, the Company will pay all reasonable attorney’s fees of the Executive, as well as the expenses and administrative fees related to the arbitration. If the Company is the prevailing party at the arbitration, each party will pay its own attorney’s fees and expenses and its share of the administrative fees and expenses related to the arbitration. Notwithstanding the foregoing provisions of this Section 15(b), (i) the parties are not required to arbitrate any issue for which injunctive relief is sought by any party hereto, (ii) all parties may seek injunctive relief in any federal or state court having jurisdiction located in Seattle, Washington, and (iii) claims of worker’s compensation and unemployment compensation will not be subject to arbitration under this Agreement. In rendering any decision as to any state law claims, Washington State law will apply.
(c)The parties irrevocably and unconditionally waive, to the fullest extent permitted by law, all rights to trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including, without limitation, any counteraction or counterclaim, whether in contract, statute, tort (including, without limitation, negligence) or otherwise. This provision is a material inducement for the parties to enter into this Agreement.
16.INDEMNIFICATION.
The Company will provide the Executive with coverage under a standard directors’ and officers’ liability insurance policy as is provided for the other directors and officers of the Company, at its expense, and hereby indemnifies the Executive to the fullest extent permitted under applicable Washington and federal law and the Articles of Incorporation and Bylaws of the Company against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgment, court costs and attorneys’ fees and the cost of reasonable settlements.
17.SUCCESSOR TO THE COMPANY.
The Company will require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally, to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.
18.REGULATORY REQUIREMENTS.
The parties agree that any payments contemplated pursuant to this Agreement are subject to and conditioned upon their compliance (if required) with the provisions of 12 U.S.C. § 1828(k) and implementing rules thereunder (including 12 C.F.R. Part 359) restricting certain “golden parachute and indemnification payments” as such laws and regulations may hereafter be amended from time to time (the “FDIC Compensation Restrictions”), and that notwithstanding any other provisions of this Agreement, the Company will in no case be obligated to make any payment to the Executive that would be impermissible under the FDIC Compensation Restrictions.
19.CLAWBACK.
(a)The Company or its successors retain the legal right to demand the return of any “golden parachute” payments from the Executive in the event that it will be determined, by legal process or by order of the Company’s federal regulator(s) that the Executive:
(i)has committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the Company that has had or is likely to have a material adverse effect on the Company; or
(ii)is substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of the Company or any FDIC insured depository institution subsidiary of the Company; or
(iii)has materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material effect on the Company; or
(iv)has violated or conspired to violate section 215, 656, 657, 1005, 1006, 1007, 1014, 1032, or 1344 of title 18 of the United States Code, or section 1341 or 1343 of such title affecting a federally insured financial institution as defined in title 18 of the United States Code.
(b)The Company and its successors-in-interest further retain the legal right to demand the return by the Executive of incentive compensation paid to the Executive within the fifteen (15) months prior to such demand (or any longer period of time required by applicable law) pursuant to the terms of any compensation “clawback” or recoupment policy of the Company applicable to similarly situated employees of the Company (as may be amended from time to time and as may hereafter be adopted) or required to comply with applicable law.
(c)The Executive acknowledges and agrees that the Executive is subject to the Executive Compensation Clawback Policy of the Company that became effective as of October 2, 2023, as it may be amended from time to time (the “Clawback Policy”). The Executive agrees that any Covered Compensation (as defined in the Clawback Policy) and any Excess Compensation (as defined in the Clawback Policy) is subject to clawback by the Company or any of its affiliates in accordance with the Clawback Policy and, if required by the Clawback Policy, the Executive will reimburse to the Company or any of its affiliates any Covered Compensation or Excess Compensation, as applicable, in accordance with the Clawback Policy.
(d)No reduction, modification, limitation or clawback of payments or compensation pursuant to Section 18 or this Section 19, including reimbursement by the Executive of Covered Compensation or Excess Compensation, will be a breach of this Agreement.
20.BOARD MEMBERSHIP.

Termination of the Executive’s employment with the Company for any reason whatsoever will constitute the Executive’s resignation from the Board and of any subsidiary for which he serves as a director, and resignation as an officer of the Company and of any of the subsidiaries for which he serves as an officer.
Signatures on following page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or director, and the Executive has signed this Agreement, effective on the date first written above. This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party, will constitute a complete and fully executed original. All such fully executed original counterparts will collectively constitute a single agreement between the parties.
Coastal Financial Corporation
By:
    Title:

    Christopher D. Adams